SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Ameristock ETF Trust

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502

Telephone Number (including area code): 510-522-3336

Name and address of agent for service of process:

Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502

Copy to:
W. Thomas Conner, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Ave. NW
Washington, DC 20004-2415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes ☒ No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Moraga, and State of California on the 16th day of August, 2006.

Signature:	Ameristock ETF Trust
(Name of Registrant)

By:	/s/ Nicholas D. Gerber
Name:	Nicholas D. Gerber
Title:	Trustee